Exhibit 99.1
Waypoint Capital Partners, LLC

555 Theodore Fremd Avenue, Ste C-207 Rye, New York 10580	Phone: (9 1 4) 4 1 7-6960 Fax: (9 1 4) 4 1 7-6961
May 4, 2011
NYTEX Energy Holdings, Inc.
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
Attention: Mr. Kenneth Conte
     Re: Put Election Notice
Dear Mr. Conte:
     Reference is hereby made to that certain Preferred Stock and Warrant Purchase Agreement, dated as of November 23, 2010 (the “Purchase Agreement”), by and among NYTEX Energy Holdings, Inc. (“Parent”), NYTEX FDF Acquisition, Inc. (the “Company”) and WayPoint Nytex, LLC (“WayPoint”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     Due to the occurrence of Events of Default, certain of which are continuing, WayPoint hereby elects to cause Parent to repurchase the Warrants, the shares of Senior Series A Redeemable Preferred Stock of the Company and the one share of Series B Redeemable Preferred Stock of Parent held by WayPoint for an aggregate purchase price of $30,000,000 within five (5) Business Days after the date hereof in accordance with Section 12 of the Purchase Agreement and the Waiver, dated as of May 3, 2011, by and between WayPoint and PNC Bank, National Association. Please remit such payment by wire transfer of immediately available funds to the bank account designated below.
     We hereby expressly reserve all other rights, remedies, actions and powers to which we may be entitled under the Purchase Agreement and all other Transaction Documents and applicable law based upon the existence and continuance of the above-referenced Events of Default. No failure on our part to exercise, and no delay in exercising, any other right under any Transaction Document shall operate as a waiver thereof or give rise to any course of dealing. Nor shall our single or partial exercise of any right, power or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege thereunder. We reserve the right at any time to exercise the foregoing rights and remedies on account of the above-referenced Events of Default notwithstanding any prior accommodation as may have been granted by WayPoint.

Sincerely, WAYPOINT NYTEX, LLC
By:	/s/ John Henry Moulton
	Name:	John Henry Moulton
	Title:	Member